Exhibit 99

          Temecula Valley Bank Earns Distinction as Nation's
   Largest Independent Bank SBA Lender for Second Consecutive Year

   TEMECULA, Calif.--(BUSINESS WIRE)--Nov. 19, 2003--Temecula Valley Bank (OTCBB:TMCV) announced today it has been named the nation's 8th largest SBA Lender. According to the Coleman Report dated Oct. 15, 2003, the bank has joined the top ten list for SBA lenders for the first time and this ranking has earned the bank the distinction and title as the nation's largest independent bank 7(a) lender for the second consecutive year.
   Total 7(a) loan production for the fiscal year ended Sept. 30, 2003 was $216,300,033. "We are very pleased with the efforts of our SBA team and with the tremendous honor we have earned by being named the nation's largest independent bank SBA lender for the second consecutive year," said Stephen H. Wacknitz, President and CEO. "By continuing the expansion of our SBA lending department with new offices in Gurnee, Ill., Avon, Ohio and Bradenton, Fla., the bank will have the opportunity to deliver our brand of superior customer service to small business customers throughout California as well as throughout the country," said Wacknitz.
   Temecula Valley Bank was established in 1996 and operates full service offices in Temecula, Murrieta, Fallbrook, Escondido and El Cajon. Temecula Valley Bancorp was established in June 2002 and operates as a one-bank holding company for Temecula Valley Bank. As a Preferred Lender (PLP) since 1998, the locally owned and operated bank also has SBA loan production offices in Sherman Oaks, Calif.; Fresno, Calif.; Chico, Calif.; Anaheim Hills, Calif.; Bellevue, Wash.; Gurnee, Ill.; Avon, Ohio; Tampa/St. Petersburg, Fla.; Coral Springs, Fla.; Jacksonville, Fla.; Bradenton, Fla. and Atlanta. The Bancorp's common stock is traded over the counter with the stock symbol TMCV.OB and the banks' Internet website can be reached at www.temvalbank.com.

    CONTACT: Temecula Valley Bank
             Stephen H. Wacknitz, 909-694-9940